                                                      August 17, 2011

Xfone, Inc.
5307 W. Loop 289
Lubbock, Texas 79414

Re:	Xfone, Inc.
Registration Statement on Form S-1
(File No. 333-175572)

To Whom It May Concern:

We have acted as special counsel to Xfone, Inc. (the "Company"), a Nevada corporation, in connection with the Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to stockholders of the Company in connection with the issuance by the Company to its stockholders of non-transferable and non-tradable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of the Company's common stock, par value $0.001 per share (the “Common Stock”) (the “Rights Offering”).  The Registration Statement relates to up to 21,119,488 shares of Common Stock (the “Rights Shares”) that may be issued and sold by the Company upon exercise of the Rights.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement to the date hereof; (ii) the Bylaws of the Company, as currently in effect; (iii) the Articles of Incorporation of the Company, as amended to the date hereof; (iv) certain resolutions of the Board of Directors and a Special Committee thereof of the Company relating to the registration of the Right Shares, the terms of the Rights Offering, and related matters; and (v) a specimen certificate representing the Common Stock and the Rights.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents, and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters.  We also have relied, without investigation, upon certificates and other documents from public officials.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that:

(1) The Rights have been duly and validly authorized by the Company, and, when issued and delivered as contemplated in the Prospectus, will be validly issued and nonassessable and will be legal, binding obligations of the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and similar laws affecting the rights of creditors generally, and by general principles of equity.

(2) The Rights Shares have been duly and validly authorized by the Company, and, when issued and delivered against payment therefor upon due exercise of the Rights as contemplated in the Prospectus, will be validly issued, fully paid and nonassessable.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York, the Nevada Revised Statutes and the federal securities law of the United States of America. As used herein, the term "laws of the State of New York" includes the statutory provisions contained therein, all applicable provisions of the New York Constitutions, and reported judicial decisions interpreting such provisions.  As used herein, the term "Nevada Revised Statutes" refers the statutory provisions of Title 7, Chapter 28 of the Nevada Revised Statutes, and reported judicial decisions interpreting such provisions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Interests of Named Experts and Counsel" in the Prospectus. We also consent to the filing of this opinion in conjunction with the Prospectus filed with the Israel Securities Authority and the Tel Aviv Stock Exchange.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Gersten Savage LLP Gersten Savage LLP